CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this "***Agreement***") is made and entered into as of November 13, 2009, by and among Technology Resources Holdings, Inc., a Delaware corporation ("***Parent***"), each individual listed on Schedule I hereto (each, a "***Shareholder Party***" and collectively, the "***Shareholder Parties***").

RECITALS

WHEREAS, Parent, Technology Resources Merger Sub, Inc., a California corporation and wholly-owned subsidiary of Parent ("***Merger Sub***"), and Silicon Storage Technology, Inc., a California corporation (the "***Company***"), have entered into that certain Agreement and Plan of Merger, dated of even date herewith (the "***Merger Agreement***"; capitalized terms used but not defined in this Agreement have the meanings ascribed thereto in the Merger Agreement);

WHEREAS, the Shareholder Parties own shares of common stock, no par value, of the Company ("***Company Common Stock***"); and

WHEREAS, in connection with consummation of the transactions contemplated by the Merger Agreement, the Shareholder Parties desire to contribute shares of Company Common Stock held by the Shareholder Parties to Parent in exchange for common stock of Parent ("***Parent Common Stock***") and preferred stock of Parent ("***Parent Common Stock***", and collectively with the Parent Common Stock, "***Parent Stock***").

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. IDENTIFICATION OF CONTRIBUTION SHARES. Each Shareholder Party hereby designates that number of shares of Company Common Stock set forth adjacent to such Shareholder Party's name on Schedule I hereto (the "***Contribution Shares***") as shares that they desire to be exchanged for Parent Stock in accordance with the terms and conditions set forth in this Agreement.

2. CONTRIBUTION. Subject to Section 4, immediately prior to the consummation of the transactions contemplated by the Merger Agreement and without further action by the Shareholder Parties, all of the Shareholder Parties' right, title and interest in and to the Contribution Shares will be assigned, transferred and delivered to Parent free and clear of all liens.

3. ISSUANCE OF PARENT STOCK. As consideration for the assignment, transfer and delivery of the Contribution Shares pursuant to Section 2, Parent will issue shares of Parent Stock in the name of the respective Shareholder Parties in amounts to be mutually agreed upon by Parent and the Shareholder Parties prior to the consummation of the transactions contemplated by the Merger Agreement. The Shareholder Parties hereby acknowledge and agree that receipt of the Parent Stock issued pursuant to this Section 3 shall constitute complete

satisfaction of all obligations or any other sums due to the Shareholder Parties with respect to the Contribution Shares.

4. CLOSING. The closing of the contribution and exchange contemplated hereby (the "***Closing***") shall take place immediately prior to, but at the same location as, the closing of the transactions contemplated by the Merger Agreement (or at such other time and location which Parent may direct); *provided, however*, that (i) the obligation of the Shareholder Parties to proceed to Closing is expressly conditioned on the truth and accuracy of the Parent's representations and warranties in Section 8 hereof as of such time and (ii) the obligation of Parent to proceed to Closing is expressly conditioned on the truth and accuracy of each of the Shareholder Parties' representations and warranties in Section 7 hereof as of such time.

5. DEPOSIT OF CONTRIBUTION SHARES. As promptly as practicable following the execution of this Agreement, the Shareholder Parties will deliver to Parent one or more original stock certificates representing the Contribution Shares along with a stock power (in the form attached as Exhibit A), duly endorsed in blank (the "***Share Documents***"). The Share Documents shall be held by Parent until the Closing; *provided, however*, that Parent shall promptly return the Share Documents to the Shareholder Parties at their respective addresses set forth on Schedule I hereto upon any termination of this Agreement.

6. IRREVOCABLE ELECTION. The execution of this Agreement by the Shareholder Parties evidences, subject to Section 9 hereof, the irrevocable election and agreement by the Shareholder Parties to contribute the Contribution Shares in exchange for Parent Stock at the Closing on the terms and conditions set forth herein. In furtherance of the foregoing, each Shareholder Party agrees that from the date hereof until any termination of this Agreement in accordance with its terms, such Shareholder Party shall not, directly or indirectly (i) sell, transfer (including by operation of law), give, pledge, encumber, assign or otherwise dispose of (including, without limitation, any Constructive Disposition (as hereinafter defined)), or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of, any Contribution Shares (or any right, title or interest thereto or therein), (ii) deposit any Contribution Shares into a voting trust or grant any proxies or enter into a voting agreement (other than that certain Voting Agreement of even date hereof with Parent and/or Parent's affiliates (the "***Voting Agreement***")), power of attorney or voting trust with respect to any Contribution Shares, (iii) take any action that would make any representation or warranty of such Shareholder Party set forth in this Agreement untrue or incorrect in any material respect or have the effect of preventing, disabling or delaying such Shareholder Party from performing any of his obligations under this Agreement, or (iv) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i), (ii), or (iii) of this Section 6. As used herein, the term "***Constructive Disposition***" means, with respect to any Contribution Shares, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership.

7. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER PARTIES. To induce Parent to receive the Contribution Shares and issue the Parent Stock as herein provided, the

Shareholder Parties make the following representations and warranties, severally and not jointly, to Parent, each and all of which shall be true and correct as of the date of this Agreement and as of the Closing, and shall survive the execution and delivery of this Agreement:

(a) Authority. Each Shareholder Party has all necessary power and authority to execute and deliver this Agreement and perform his obligations hereunder. This Agreement has been duly executed and delivered by each Shareholder Party and, assuming due and valid authorization, execution and delivery hereof by Parent, constitutes a valid and binding obligation of such Shareholder Party, except to the extent that the enforceability of such obligation may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of the principles of equity (regardless of whether the enforceability of such obligation is considered in a proceeding in equity or at law).

(b) Consents and Approvals; No Violations. No consents or approvals of, or filings, declarations or registrations with, any court, legislative, executive or regulatory authority or agency (a "***Governmental Entity***") are necessary for the performance by each Shareholder Party of his obligations hereunder, other than such consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by such Shareholder Party of any of his obligations under this Agreement. Neither the execution and delivery of this Agreement by each Shareholder Party, nor the consummation by such Shareholder Party of the transactions contemplated hereby, nor compliance by such Shareholder Party with any of the terms or provisions hereof, will (x) violate any law, judgment, writ or injunction of any Governmental Entity applicable to such Shareholder Party or any of his properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien upon any of the properties or assets of such Shareholder Party under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which such Shareholder Party is a party, or by which any of his properties or assets may be bound or affected, except for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or liens as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by such Shareholder Party of any of his obligations under this Agreement.

(c) Ownership of Shares. Each Shareholder Party has record and beneficial ownership of all of the Contribution Shares set forth opposite such Shareholder Party's name on Schedule I hereto. Each Shareholder Party owns all of the Contribution Shares set forth opposite such Shareholder Party's name on Schedule I hereto free and clear of any proxy, voting restriction, adverse claim or other lien (other than such transfer restrictions of general applicability as may be provided under the Securities Act and the blue sky laws of the various States of the United States or as set forth in the Voting Agreement). Without limiting the foregoing, each Shareholder Party has sole voting power and sole power of disposition with respect to all of the Contribution Shares set forth opposite such Shareholder Party's name on Schedule I hereto, with no restrictions on such Shareholder Party's rights of voting or disposition

pertaining thereto and no person other than such Shareholder Party has any right to direct or approve the voting or disposition of any of such Contribution Shares.

(d) BROKERS. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission that is payable by the Company, Parent or any of their respective subsidiaries in connection with the transactions contemplated hereby and by the Merger Agreement (the "***Transactions***") based upon arrangements made by or on behalf of the Shareholder Parties.

(e) INVESTMENT INTENT AND ELIGIBILITY.

(i) The Parent Stock to be acquired by each Shareholder Party pursuant to this Agreement is being acquired for his own account, not as a nominee or agent for any other person and without a view to the distribution of such Parent Stock or any interest therein in violation of the Securities Act of 1933, as amended (the "***Securities Act***") or any state securities laws.

(ii) Each Shareholder Party is an "accredited investor" within the meaning of Rule 501(a) under Regulation D, and has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of his investment in the Parent Stock, and each Shareholder Party is capable of bearing the economic risks of such investment and is able to bear the complete loss of his investment in the Parent Stock.

(f) Residence. The Shareholder Parties' principal place of residence or business is in the state so designated adjacent to their respective names on Schedule I hereto.

(g) Receipt of Information. The Shareholder Parties have been afforded the opportunity to ask such questions as they have deemed necessary of, and to receive answers from, representatives of Parent concerning the terms and conditions of the offering of the Parent Stock and the merits and risks of investing in the Parent Stock. The Shareholder Parties acknowledge that they have been advised to discuss with their own counsel the meaning and legal consequences of the Shareholder Party's representations and warranties in this Agreement and the considerations involved in making an investment in the Parent Stock.

(h) Additional Risk Factors. The Shareholder Parties have reviewed, or has had an opportunity to review, copies of all documents entered into in connection with the Merger Agreement and the related closing documents, and such Stockholder is familiar with the terms of the merger to be accomplished thereby.

8. REPRESENTATIONS AND WARRANTIES OF THE PARENT. Parent represents and warrants to the Shareholder Parties as follows:

(a) Authority. Parent has all necessary power and authority to execute and deliver this Agreement and perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Parent and, assuming due and valid execution and delivery hereof by each Shareholder Party, constitutes a valid and binding obligation of Parent, except to the extent the enforceability of such obligation may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability

relating to or affecting the enforcement of creditors' rights and by the effect of the principles of equity (regardless of whether the enforceability of such obligation is considered in a proceeding in equity or at law).

(b) No Violation. No consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the performance by Parent of its obligations hereunder, other than such consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by Parent of any of its obligations under this Agreement. Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions hereof, will (x) conflict with, or result in any violation of, the certificate of formation, partnership agreement or other organizational documents of Parent, (y) violate any law, judgment, writ or injunction of any Governmental Entity applicable to Parent or any of its properties or assets, or (z) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien upon any of the properties or assets of Parent under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Parent is a party, or by which any of its properties or assets may be bound or affected, except for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or liens as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by Parent of any of its obligations under this Agreement.

(c) Issuance of the Parent Stock. The Parent Stock to be issued hereunder will be duly authorized, validly issued, fully paid and nonassessable, and free and clear of all liens, preemptive rights, rights of first refusal, subscription and similar rights (other than those arising under the agreements entered into at Closing by the Shareholder Parties).

(d) Newly Formed Entity. Parent was formed in the state of Delaware on May 29, 2009. Parent is a newly formed entity and has no assets or liabilities other than its capital obligations under the Merger Agreement and this Agreement.

9. TERMINATION. This Agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms. Notwithstanding the foregoing (i) nothing herein shall relieve any party from liability for fraud or any willful breach of this Agreement and (ii) the provisions of this Section 9 and Section 10 shall survive any termination of this Agreement.

10. MISCELLANEOUS.

(a) Shareholder Parties Acting Individually. In executing this Agreement, each Shareholder Party is acting individually, and not jointly with other similarly situated owners of Company Common Stock.

(b) Amendments. Amendments or modifications to this Agreement may only be made upon the written consent of the Shareholder Parties and Parent.

(c) Further Assurances. From time to time, as and when requested by the Parent, the Shareholder Parties will execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement. Parent shall reimburse each Shareholder Party's out-of-pocket expenses associated with providing any such further documents and instruments.

(d) Transfer Restrictions. The Shareholder Parties acknowledge and agree that: the offering and sale of the Parent Stock is intended to be exempt from registration under the Securities Act by virtue of the provisions of Rule 506 of Regulation D promulgated under the Securities Act by the Securities and Exchange Commission; none of the Parent Stock have been registered under the Securities Act or any securities or blue sky laws of any state; there is no existing public or other market for the Parent Stock and there can be no assurance that a Shareholder Party will be able to sell or dispose of the Parent Stock being acquired by such Shareholder Party hereunder; none of the Parent Stock may be offered, sold, transferred, pledged, hypothecated, or otherwise assigned unless such shares are registered under the Securities Act or an exemption from such registration is available, in each case in accordance with any applicable securities or blue sky laws of any state; and in addition to any legends required pursuant to any other agreement, the certificate(s) representing the Parent Stock, if any, and each certificate issued to any subsequent transferee of the Parent Stock shall bear legends in substantially the following form (unless transferred in the manner described in the following legend):

> THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF UNTIL THE HOLDER HEREOF PROVIDES EVIDENCE SATISFACTORY TO THE COMPANY (WHICH, IN THE DISCRETION OF THE COMPANY, MAY INCLUDE AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY) THAT SUCH OFFER, SALE, PLEDGE, TRANSFER OR OTHER DISPOSITION WILL NOT VIOLATE APPLICABLE FEDERAL OR STATE LAWS.

(e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing in the English language and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by a nationally recognized next day courier service, or by facsimile transmission. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10(e)):

(i) if to Parent or Merger Sub:

Prophet Equity LLC
181 Grand Avenue, Suite 201

Southlake, Texas 76092
Facsimile No: (817) 898-1509
Attention: Ross Gatlin

with a copy to:

Jackson Walker L.L.P.
901 Main Street, Suite 6000
Dallas, Texas 75202
Facsimile No: (214) 953-5822
Attention: David Rex

(ii) If to a Shareholder Party:

To each of the addresses set forth on Schedule I hereto.

(f) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party will be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(g) Governing Law; Dispute Resolution. This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by the law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware. Except as provided below, in the event of any dispute, claim or disagreement arising out of or relating to this Agreement, including the negotiation, execution, interpretation, performance or non-performance of this Agreement, the parties shall first submit the dispute, claim or disagreement to non-binding mediation administered by the American Arbitration Association (the "***AAA***") in accordance with its Commercial Mediation Procedures. The place of mediation shall be Santa Clara, California. If the dispute, claim or disagreement is not resolved within 30 days after the initial mediation meeting among the parties and the mediator, or if the mediation is otherwise terminated, then either party may submit the dispute, claim or disagreement to binding arbitration administered by the AAA in accordance with the provisions of its Commercial Arbitration Rules (the "***Rules***") and, except as provided below, such arbitration shall be the sole means of dispute resolution. The place of arbitration shall be Santa Clara, California. The arbitration shall be conducted by a panel of three arbitrators selected in accordance with the Rules, unless the parties otherwise agree to one arbitrator. Any mediator or arbitrator selected under this Section 10(g) shall be a practicing attorney experienced in commercial agreements and acquisitions and shall not have been employed or engaged by or affiliated with either of the parties or their respective affiliates. Each party shall initially bear its own costs and expenses in connection with any mediation or arbitration hereunder, including, without limitation, its attorneys' fees, and an equal share of the mediator's or arbitrator's and administrative fees of mediation or arbitration. The decision of the arbitrators shall be in writing. Judgment upon an

arbitration award may be entered in any court of competent jurisdiction and shall be final, binding and non-appealable. Notwithstanding anything in this Section 10(g) to the contrary, each party shall be entitled to seek injunctive or other equitable relief without first submitting the matter to mediation or arbitration in accordance with the provisions of this Section 10(g), even if a similar or related matter has already been referred to meditation or arbitration in accordance with the terms of this Section 10(g). Venue for any action permitted to be brought in court under this Section 10(g) shall be the appropriate state and federal courts located in Santa Clara, California.

(h) Entire Agreement; Assignment. This Agreement and the Merger Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent; *provided, however*, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

(i) Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(j) Counterparts; Execution. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Signatures of the parties transmitted by facsimile, PDF or other electronic file shall be deemed to be their original signatures for all purposes and the exchange of copies of this Agreement and of signature pages by facsimile transmission, PDF or other electronic file shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy, PDF or other reproduction hereof.

(k) Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitations, each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable, that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(l) Waiver of Compliance; Consents. Any failure of Parent or the Shareholder Parties to comply with any obligation, covenant, agreement or condition contained herein (either generally or in a particular instance and either retroactively or prospectively) may be waived in writing by Parent and the Shareholder Parties respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Contribution Agreement as of the date first written above.

PARENT:

TECHNOLOGY RESOURCES HOLDINGS, INC.

____
Ross Gatlin, President

SHAREHOLDER PARTIES:

____
Bing Yeh

____
Yaw-Wen Hu

IN WITNESS WHEREOF, the parties have executed this Contribution Agreement as of the date first written above.

PARENT:

TECHNOLOGY RESOURCES HOLDINGS, INC.

____
Ross Gatlin, Chairman and Chief Restructuring Officer

SHAREHOLDER PARTIES:

____
Bing Yeh

____
Yaw-Wen Hu

IN WITNESS WHEREOF, the parties have executed this Contribution Agreement as of the date first written above.

PARENT:

TECHNOLOGY RESOURCES HOLDINGS, INC.

____

Ross Gatlin, Chairman and Chief Restructuring Officer

SHAREHOLDER PARTIES:

____

Bing Yeh

Yaw Wen Hu

Yaw-Wen Hu

SCHEDULE I

Shareholder Party	Address	Contribution Shares
Bing Yeh	1171 Sonora Court Sunnyvale, CA 94086	10,762,583
Yaw-Wen Hu	1171 Sonora Court Sunnyvale, CA 94086	1,371,471

EXHIBIT A

STOCK POWER

FOR VALUE RECEIVED, _______________ does hereby sell, assign and transfer unto Technology Resources Holdings, Inc., a Delaware corporation, _________________ (___) shares of Common Stock, no par value, of Silicon Storage Technology, Inc., a California corporation (the "***Corporation***"), standing in his name on the books of the Corporation, and does hereby irrevocably constitute and appoint _________________ attorney to transfer the said stock on the books of the Corporation with full power of substitution in the premises.

Date: November __, 2009

____
[Name]